Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Salient Midstream & MLP Fund:

We consent to the use of our report dated April 19, 2012 for Salient Midstream & MLP Fund, included herein, and to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Experts” and “Other Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

May 22, 2012